News

For Immediate Release	Contact:
July 26, 2007	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS SECOND QUARTER
DILUTED EARNINGS PER SHARE OF $0.74,
A 17-PERCENT INCREASE OVER PRIOR YEAR
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Company Also Declares Regular Dividend of $0.05 per Share on its Common Stock
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NEW YORK, July 26--Minerals Technologies Inc. (NYSE: MTX) today reported second quarter net income of $14.4 million, a 14-percent increase over the $12.6 million reported in the second quarter of 2006. Diluted earnings per common share were $0.74, a 17-percent increase over the $0.63 reported in the second quarter of last year.

          Worldwide sales in the quarter increased 5 percent to $279.5 million from $266.4 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $6.1 million, or 2 percentage points of growth. Income from operations was $24.3 million, a 16-percent increase over the $20.9 million recorded in the second quarter of 2006.

          "Our second quarter results showed an improvement in profitability over the prior year, particularly in the PCC and Refractory product lines," said Joseph C. Muscari, chairman and chief executive officer. "In addition, we continue to derive benefits from the expense control program we instituted in the first quarter and from foreign exchange."

          Sequentially, sales increased 2 percent over the first quarter of 2007, and income from operations increased 22 percent. This is primarily attributable to improved shipment levels in the Processed Minerals product line and improved conditions in the steel industry, which benefited the Refractory product line.

          Worldwide sales for the first six months of 2007 increased 4 percent to $553.0 million over the $531.1 million reported last year. Foreign exchange had a favorable impact on sales of approximately $11.5 million or 2 percentage points of growth. The

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remaining sales growth was attributable to the company's acquisition of a refractory business in Turkey in the fourth quarter of 2006, and higher selling prices in Paper PCC. Operating income for the first six months of 2007 was $44.1 million, an 11-percent increase over the $39.8 million reported in the first half of 2006.

          Non-operating deductions increased in the first half of 2007 due to an increase in net interest expense of approximately $1.5 million as a result of increased borrowing. In addition, in the first half of 2006, the company recognized an insurance settlement gain of approximately $1.8 million, which reduced the prior year's non-operating deductions.

          For the first six months of 2007, consolidated net income decreased 1 percent to $25.2 million from $25.4 million in the prior year. Diluted earnings per common share increased 2 percent to $1.30 from $1.27 for the same period in 2006.

          In the second quarter, sales in the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 5 percent to $188.9 million from $179.5 million in the comparable quarter of 2006. Income from operations for the second quarter of 2007 was $15.8 million, a 19-percent increase over the $13.3 million reported the previous year. For the first six months of 2007, Specialty Minerals sales increased 3 percent to $372.9 million from $360.6 million in 2006. Income from operations for the six months increased 13 percent to $28.9 million from $25.5 million in the prior year.

          Worldwide net sales of PCC increased 9 percent in the second quarter to $149.5 million from $137.7 million in the same period in 2006. Foreign exchange had a favorable impact on sales of approximately $4.1 million or 3 percentage points of growth. Total PCC sales for the first six months of 2007 were $298.1 million, a 7-percent increase over the $279.6 million in the prior year, of which foreign exchange represented 3 percentage points of growth.

          For the second quarter, Paper PCC sales grew 8 percent to $133.9 million from $123.6 million in the prior year primarily due to increased selling prices and foreign currency. Total Paper PCC volumes declined slightly due to weakness in the North American market. For the first half of 2007, Paper PCC sales grew 7 percent to $267.6 million from $250.4 million.

          Sales of Processed Minerals products for the second quarter were $39.4 million, a 6-percent decline from the $41.8 million reported for the same period in 2006. Talc sales

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declined 4 percent to $15.4 million from $16.1 million in the prior year. Ground Calcium Carbonate (GCC) sales also decreased 4 percent. The Processed Minerals product line continues to be affected by weakness in the residential and commercial construction markets, as well as the automotive market. For the first six months, sales of Processed Minerals products decreased 8 percent to $74.8 million from $81.0 million in 2006. Processed Minerals products are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries. In addition, SYNSIL® Products sales decreased 36 percent to $1.4 million from $2.2 million in the prior year. For the first half of the year, SYNSIL® Products sales decreased 38 percent to $2.8 million from $4.5 million in the previous year. This decline was primarily attributable to a reduction in commercial demand from the company's customer sampling facility in Ohio. In addition, sales from the company's two commercial facilities remain below expectations.

          Second quarter net sales in the Refractories segment, which primarily serves the steel industry, increased 4 percent to $90.6 million from $86.9 million in the same period of 2006. Income from operations for the Refractories segment in the second quarter of 2007 increased 12 percent to $8.5 million from $7.6 million in the same period last year.

          Sales of Refractory Products and Systems for steel and other industrial applications increased 11 percent in the second quarter to $73.1 million from $66.1 million last year. This increase was attributable to the incremental sales from the recent acquisition in Turkey and to foreign currency. Sales of Metallurgical Products decreased 16 percent in the second quarter to $17.5 million compared with $20.8 million in the same period last year. This decrease was primarily attributable to lower volumes in North America and Latin America and lower prices resulting from the reduction in the cost of raw materials that is traditionally passed through to the customers for this product line.

          The Refractories segment saw improved profitability during the quarter as a result of a favorable product mix in North American Refractory Products and Systems, partially offset by weakness in Metallurgical Products.

          For the first six months, sales in the Refractories segment increased 6 percent to $180.1 million from $170.5 million in the same period in 2006. Income from operations for the six months increased 6 percent—to $15.2 million from $14.3 million for the first six months of 2006.

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          "Although the Refractory segment improved during the quarter, we are now seeing price increases for magnesia, the primary raw material for refractories, which will have an impact for the remainder of the year," said Mr. Muscari.

          Mr. Muscari concluded: "In the five months since joining Minerals Technologies, I have been assessing all aspects of the business through meetings with customers and employees as well as conducting an in-depth strategic review with senior managers. The initial steps we have taken have been to initiate a rigorous monthly Business Performance Review process, establish tighter expense controls, reduction in capital spending and the introduction of a Continuous Improvement process that will be implemented throughout the entire company. This assessment process continues, focusing on the key strategic questions of company direction, structure, business portfolio and technologies. We are working to put MTI on a track of creating value." The company also declared a regular quarterly dividend of $0.05 per share on its common stock.

          The dividend is payable on September 17, 2007 to stockholders of record on September 3, 2007.

          Minerals Technologies has scheduled an analyst conference call for Friday, July 27, 2007 at 11:00 a.m. to discuss operating results for the second quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2006 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	July 1,	April 1,	July 2,			July 1,	July 2,
	2007	2007	2006	Prior Year	Prior Qtr.	2007	2006	Prior Year
Net sales	$279,475	$273,541	$266,356	5%	2%	$553,016	$531,058	4%
Cost of goods sold	220,837	218,626	210,303	5%	1%	439,463	421,276	4%
Production margin	58,638	54,915	56,053	5%	7%	113,553	109,782	3%
Marketing and administrative expenses	27,010	27,343	27,234	(1)%	(1)%	54,353	54,902	(1)%
Research and development expenses	7,365	7,688	7,861	(6)%	(4)%	15,053	15,080	(0)%
Income from operations	24,263	19,884	20,958	16%	22%	44,147	39,800	11%
Non-operating deductions (income) - net	1,750	2,596	1,597	10%	(33)%	4,346	886	*
Income before provision for taxes
on income, minority interests and
discontinued operations	22,513	17,288	19,361	16%	30%	39,801	38,914	2%
Provision for taxes on income	7,316	5,619	5,867	25%	30%	12,935	11,788	10%
Minority interests	823	848	873	(6)%	(3)%	1,671	1,774	(6)%
Income from continuing operations	14,374	10,821	12,621	14%	33%	25,195	25,352	(1)%
Income (loss) from discontinued operations, net of tax	0	0	(51)	*	*	0	30	*
Net income	$14,374	$10,821	$12,570	14%	33%	$25,195	$25,382	(1)%

Weighted average number of common
shares outstanding:
Basic	19,202	19,046	19,836			19,133	19,892
Diluted	19,457	19,241	19,994			19,358	20,039
Earnings per share:
Basic:
Income from continuing operations	$0.75	$0.57	$0.64	17%	32%	$1.32	$1.28	3%
Income (loss) from discontinued operations	0.00	0.00	(0.00)	*	*	0.00	0.00	*
Net income	$0.75	$0.57	$0.64	17%	32%	$1.32	$1.28	3%
Diluted:
Income from continuing operations	$0.74	$0.56	$0.63	17%	32%	$1.30	$1.27	2%
Income (loss) from discontinued operations	0.00	0.00	(0.00)	*	*	0.00	0.00	*
Net income	$0.74	$0.56	$0.63	17%	32%	$1.30	$1.27	2%
Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME

1)	Sales decreased 2% in the United States in the second quarter of 2007 as compared with second quarter of 2006. International sales increased 15% in the second quarter of 2007 as compared with second quarter of 2006. Sequentially, sales in the United State increased 3% from the first quarter of 2007 and international sales increased 2% from the first quarter of 2007 Sales decreased 4% in the United States in the first half of 2007 as compared with the first half of 2006. International sales increased 16% in the first half of 2007 as compared with first half of 2006.

2)	During the fourth quarter of 2006 the Company liquidated its wholly-owned subsidiary in Hadera, Israel and classified such business as a discontinued operation. The Company had previously operated a one-unit satellite PCC facility at this location.

The following table details selected financial information for the business included within discontinued operations in the Consolidated Statements of Income (thousands of dollars):

	Quarter Ended			Six Months Ended
	July 1,	April 1,	July 2	July 1	July 2,
	2007	2007	2006	2007	2006
Net sales	$0	$0	$130	$0	$1,468

Income from operations	0	0	(100)	0	22
Foreign currency translation loss
arising from liquidation of investment in
foreign entity	0	0	0	0	0

Income (loss) from discontinued operations, net of tax	$0	$0	$(51)	$0	$30

3) The following table reflects the components of non-operating income and deductions (thousands of dollars):

	Quarter Ended			Six Months Ended
	July 1,	April 1,	July 2	July 1	July 2,
	2007	2007	2006	2007	2006
Interest income	$609	$484	$264	$1,093	$779
Interest expense	(2,585)	(2,554)	(1,700)	(5,139)	(3,264)
Gain on insurance settlement	--	--	--	--	1,822
Foreign exchange gains (losses)	225	(329)	83	(104)	225
Other deductions	1	(197)	(244)	(196)	(448)
Non-operating deductions, net	$(1,750)	$(2,596)	$(1,597)	$(4,346)	$(886)

During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained in 2004 at the Easton, Pennsylvania facility related to a storm.

4)	The results of operations for the interim period ended July 1, 2007 are not necessarily indicative of the results that ultimately might be achieved for the current year.

5)	The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 27, 2007 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will be available on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	July 1,	April 1,	July 2,			July 1,	July 2,
	2007	2007	2006	Prior Year	Prior Qtr	2007	2006	Prior Year

United States	$156.8	$152.8	$160.1	(2)%	3%	$309.6	$321.9	(4)%
International	122.7	120.7	106.3	15%	2%	243.4	209.2	16%
Net Sales	$279.5	$273.5	$266.4	5%	2%	$553.0	$531.1	4%

Paper PCC	$133.9	$133.6	$123.6	8%	0%	$267.6	$250.4	7%
Specialty PCC	15.6	15.0	14.1	11%	4%	30.5	29.2	4%
PCC Products	$149.5	$148.6	$137.7	9%	1%	$298.1	$279.6	7%

Talc	$15.4	$14.8	$16.1	(4)%	4%	$30.2	$30.9	(2)%
Synsil® Products	1.4	1.4	2.2	(36)%	0%	2.8	4.5	(38)%
Ground Calcium Carbonate	22.6	19.2	23.5	(4)%	18%	41.8	45.6	(8)%
Processed Minerals Products	$39.4	$35.4	$41.8	(6)%	11%	$74.8	$81.0	(8)%

Specialty Minerals Segment	$188.9	$184.0	$179.5	5%	3%	$372.9	$360.6	3%

Refractory products	$73.1	$71.5	$66.1	11%	2%	$144.7	$127.2	14%
Metallurgical Products	17.5	18.0	20.8	(16)%	(3)%	35.4	43.3	(18)%
Refractories Segment	$90.6	$89.5	$86.9	4%	1%	$180.1	$170.5	6%

Net Sales	$279.5	$273.5	$266.4	5%	2%	$553.0	$531.1	4%

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$15.8	$13.2	$13.3	19%	20%	$28.9	$25.5	13%

Refractories Segment	$8.5	$6.7	$7.6	12%	27%	$15.2	$14.3	6%

Consolidated	$24.3	$19.9	$20.9	16%	22%	$44.1	$39.8	11%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	July 1,	December 31,
	2007*	2006**

Current assets:
Cash & cash equivalents	$86,064	$67,929
Short-term investments	9,866	8,380
Accounts receivable, net	196,884	188,784
Inventories	125,794	129,894
Prepaid expenses and other current assets	19,096	16,775
Total current assets	437,704	411,762

Property, plant and equipment	1,519,545	1,478,922
Less accumulated depreciation	875,131	826,125
Net property, plant & equipment	644,414	652,797

Goodwill	72,811	68,977
Prepaid pension costs	35,455	25,717
Other assets and deferred charges	38,994	33,871

Total assets	$1,229,378	$1,193,124

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$52,443	$87,644
Current maturities of long-term debt	8,458	2,063
Accounts payable	59,397	60,963
Other current liabilities	56,683	61,393
Total current liabilities	176,981	212,063

Long-term debt	112,201	113,351
Other non-current liabilities	135,638	115,153
Total liabilities	424,820	440,567

Total shareholders' equity	804,558	752,557

Total liabilities and shareholders' equity	$1,229,378	$1,193,124

*	Unaudited.

**	Condensed from audited financial statements.